Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended the undersigned hereby agree that the statement on Schedule 13D filed herewith (and any amendments thereto), relating to the Common Stock, par value $0.01 per share (the “Shares”), of International Money Express, Inc., a Delaware corporation, is being filed jointly with the Securities and Exchange Commission, on behalf of each of the undersigned. Each of the undersigned shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other undersigned, unless such undersigned knows or has reason to know that such information is inaccurate. This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated: March 23, 2020

/s/ Parsa Kiai
Steamboat Capital Partners LLC

By:	/s/ Parsa Kiai
Steamboat Capital Partners GP, LLC

By:	/s/ Parsa Kiai
Steamboat Capital Partners Master Fund, LP

By:	Steamboat Capital Partners GP, LLC, Its General Partner

By:	/s/ Parsa Kiai
Steamboat Capital Partners II, LP

By:	Steamboat Capital Partners GP, LLC, Its General Partner

By:	/s/ Parsa Kiai